Exhibit 3.2

CERTIFICATE OF CONVERSION TO CORPORATION

OF

ROCKWELL MEDICAL, INC.

(a Michigan corporation)

TO

ROCKWELL MEDICAL, INC.

(a Delaware corporation)

This Certificate of Conversion is being filed for the purpose of converting Rockwell Medical, Inc. (the “Converting Entity”), to a Delaware corporation to be named Rockwell Medical, Inc. Corporation (the “Corporation”) pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”).  The Converting Entity hereby certifies:

FIRST:  The Converting Entity was first created, incorporated, formed or otherwise came into being in Michigan on October 25, 1996.  The jurisdiction of the Converting Entity immediately prior to the filing of this Certificate of Conversion is Michigan.

SECOND:  The name of the Converting Entity immediately prior to the filing of this Certificate of Conversion is Rockwell Medical, Inc.  The type of entity of the Converting Entity is a Michigan corporation.

THIRD:  The name of the Corporation as set forth in the Certificate of Incorporation of the Corporation is Rockwell Medical, Inc.

In witness whereof, the Converting Entity has caused this Certificate of Conversion to be executed by the undersigned duly authorized officer on the date set forth below.

ROCKWELL MEDICAL, INC.

By:	/s/ Stuart Paul
Stuart Paul
President & CEO

Date: August 30, 2019